Exhibit 10.5

«First_Name» «Last_Name»

Stock Option Award Agreement

SAFECO CORPORATION

STOCK OPTION AWARD AGREEMENT

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«Address_1»

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Safeco Corporation grants you a stock option to purchase «M__of_Options_Granted» shares of Common Stock of Safeco Corporation ("Option") as outlined below in this stock option award agreement ("Award Agreement"). This Option is granted pursuant to the terms and conditions of the Safeco Long-Term Incentive Compensation Plan of 1997, as amended ("Plan"). The Plan is incorporated by reference into this Award Agreement, which means that this Award Agreement is limited by and subject to the terms and provisions of the Plan. In the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the Plan terms and conditions will control. Capitalized terms used but not otherwise defined in this Award Agreement will have the meanings assigned to them in the Plan. A Plan Summary and a copy of the Plan itself are available on Safeco’s Intranet at Focus>Pay>Policies & Resources>Stock. If you would like to request a hard copy of the Plan Summary or the Plan, please contact the Corporate Human Resources Department at HRBENS@SAFECO.COM.

Grant Date:

Exercise Price per Share:	$

Type of Option:	[Incentive/Nonqualified] Stock Option

Expiration Date:

Vesting Schedule:

1. Designation of Option. This Option is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code"). To the extent that the Option does not on the Grant Date, or hereafter ceases to, qualify as an incentive stock option, it will be a nonqualified stock option.

2. Notice of Disqualifying Disposition. To obtain certain tax benefits afforded to incentive stock options, you must hold the shares issued upon the exercise of the Option for two years after the Grant Date and one year after the date of exercise. You may be subject to the alternative minimum tax at the time of exercise. You should obtain tax advice when exercising the Option and prior to the disposition of the shares. By accepting the Option, you agree to promptly notify Safeco if you dispose of any of the shares within one year from the date you exercise all or part of the Option or within two years from the Grant Date.

3. Rights Not Transferable. This Option will not be subject to execution, attachment or similar process. Except to the extent the Plan or the Compensation Committee may permit, this Option may not be assigned, pledged or transferred in any manner, by operation of law or otherwise, except by will or by the laws of descent and distribution. During your lifetime, only you or your guardian may exercise this Option.

«First_Name» «Last_Name»

Stock Option Award Agreement

4. Exercise of Option Shares. You may exercise your vested Option in whole or in part at any time. The Option may be exercised by the delivery of a properly executed exercise notice to Safeco identifying the Option and designating the number of shares to be exercised, along with payment in full for the number of shares you are exercising.

5. Termination of Employment, Retirement, Disability and Death

(a) If you voluntarily or involuntarily cease to be an employee of Safeco or a Safeco subsidiary for any reason, the Option may be exercised, but only to the extent exercisable on the date of termination of employment, at any time within three months following such termination of employment, except that:

(i)	If your termination of employment is on account of retirement, then the Option will become exercisable in full and may be exercised at any time prior to the earlier of the third anniversary date of your termination of employment or the Expiration Date. Notwithstanding the foregoing, any Option granted in the year of retirement will vest and become exercisable on a prorated basis upon employment termination due to retirement. For purposes of this Award Agreement, you are eligible for retirement if you (i) have ten or more years of service with Safeco or a Safeco subsidiary, (ii) are 55 years of age or older on your retirement date and (iii) your age plus years of service add up to at least 75.

(ii)	If your termination of employment is on account of a disability within the meaning of Section 22(e)(3) of the Code, then the Option will become exercisable in full and may be exercised prior to the earlier of one year after the date of termination of employment or the Expiration Date.

(iii)	If your termination of employment is due to your death, then the Option will become exercisable in full and may be exercised at any time prior to the Expiration Date by the person(s) to whom your rights pass by will or by operation of law.

(b) Any portion of your Option that is not vested and exercisable on the date of your employment termination will expire on that date, unless your employment termination is due to your disability, death or retirement or unless the Compensation Committee of Safeco's Board of directors determines otherwise. Nothing in this Award Agreement confers upon you any right to continue your employment with Safeco or a Safeco subsidiary for any period of time, nor does it interfere in any way with your right or Safeco’s right to terminate that relationship at any time, for any reason, with or without cause.

(c) Any vested and exercisable portion of your Option that is not exercised within the periods described above will expire. You are responsible for tracking exercise periods. Safeco will not provide further notice of option expiration.

6. Change in Control. In the event of a Change in Control, as defined in the Plan, this Option will become exercisable in full immediately prior to the Change in Control.

«First_Name» «Last_Name»

Stock Option Award Agreement

7. Tax Withholding. As a condition to exercising your Option, you must make any arrangements that Safeco may require for the satisfaction of any associated federal, state, local or foreign withholding tax obligations.

8. Forfeiture.

(a) If, at any time within (i) one year after the exercise of any portion of the Option or (ii) one year after your termination of employment, whichever is later ("Restricted Period"), you engage in any activity that is harmful to Safeco's interests or that is in competition with any of Safeco's operations, then your rights under the Option will terminate effective as of the date on which you commence such activity (unless terminated sooner by operation of another term or condition of the Option), and any gain that you have realized from exercising all or any portion of the Option during the Restricted Period will be immediately payable to Safeco.

(b) Such harmful or competitive activities include, without limitation, (i) engaging in conduct related to your employment for which either criminal or civil penalties may be sought; (ii) accepting employment with or serving as a consultant, advisor or in any other capacity to any party which is in competition with any member or members of the Safeco family of companies in any of their lines of business; (iii) disclosing or misusing any confidential information concerning the Safeco companies; and (iv) participating in a hostile attempt to acquire control of Safeco.

(c) Safeco will have the right to reduce payment of any amounts owed to you (for wages, fringe benefits, unused vacation or any other reason except as may be prohibited by law) to the extent of any amounts owing to Safeco by you under the foregoing forfeiture provisions.

9. Rights as Shareholder. Neither you nor any party to whom your rights and privileges under this Option pass will be, or have any of the rights or privileges of, a shareholder of Safeco with respect to any of the shares issuable upon the exercise of this Option unless and until this Option has been exercised.

«First_Name» «Last_Name»

Stock Option Award Agreement

By your signature below, you certify that you have read, understand, and agree to the terms and conditions of this Award Agreement and the Plan. You further acknowledge that this Award Agreement and the Plan set forth the entire understanding between you and Safeco regarding the Option and supersede all prior oral and written agreements and all other communications between the parties on the subject.

Accepted:	Safeco Corporation

«First_Name» «Last_Name» Employee ID: «optid»	President and CEO

Date

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